                                                                     EXHIBIT 5.1

                                              October 15, 1998

Board of Directors
F&M Bancorp
110 Thomas Johnson Drive
Frederick, Maryland 21702

Re:  F&M Bancorp
    Registration Statement on Form S-4

Gentlemen and Mesdames:

    I have acted as General Counsel to F&M Bancorp, a Maryland corporation (the "Company"), in connection with the issuance and sale by the Company of an aggregate of up to 2,281,753 shares of common stock, par value $5.00 per share (the "Common Stock"), of the Company pursuant to an Agreement and Plan of Merger, dated as of September 4, 1998 (the "Merger Agreement"), by and between the Company and Monocacy Bancshares, Inc., a Maryland corporation.

    This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

    In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration
Statement of the Company on Form S-4 (File No. 333-    )filed with the
Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"), (ii) the Merger Agreement, (iii) the form of certificates to be used to represent the shares of Common Stock, (iv) the Articles of Incorporation and Bylaws of the Company, as amended to date, (v) resolutions adopted by the Board of Directors of the Company relating to the Merger Agreement and the issuance of the shares of Common Stock pursuant thereto, and (vi) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

    In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements or representations of officers and other representatives of the Company and others.

    I am admitted to the bar in the State of Maryland, and express no opinion as to the laws of any other jurisdiction.

    Based upon and subject to the foregoing, and assuming the due execution delivery of certificates representing the shares of Common Stock in the form examined by me, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

    I hereby consent to the filing of this opinion with the Commission as exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the caption "LEGAL MATTERS" in the Registration Statement. In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,
                                          /s/ Gordon M. Cooley
                                          Gordon M. Cooley
                                          General Counsel